As filed with the Securities and Exchange Commission on October 17, 2023

Registration No. 333-149791

Registration No. 333-184569

Registration No. 333-199335

Registration No. 333-240019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149791

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-184569

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-199335

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-240019

UNDER THE SECURITIES ACT OF 1933

Heritage-Crystal Clean, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-0351454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Center Drive, Suite East C300

Hoffman Estates, IL 60192

(Address of Principal Executive Offices including Zip Code)

Heritage-Crystal Clean, Inc. Omnibus Incentive Plan of 2008

Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008

Heritage-Crystal Clean, Inc. 2019 Incentive Award Plan

(Full titles of the plans)

David Chameli

Executive Vice President, General Counsel and Corporate Secretary

Heritage-Crystal Clean, Inc.

2000 Center Drive, Suite East C300

Hoffman Estates, IL 60192

(847) 836-5670

(Name, address and telephone number of agent for service)

Copies to:

Heidi Steele, Esq.

Sunyi Snow, Esq.

McDermott Will & Emery LLP

444 West Lake Street, Suite 4000

Chicago, IL 60606

(312) 372-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

Heritage-Crystal Clean, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.01 per share, of the Registrant (the “Shares”), previously registered that remain unsold under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•

Registration Statement No. 333-149791 , filed on March 18, 2008, relating to the registration of (a) 1,902,077 Shares reserved for issuance under the Heritage-Crystal Clean, Inc. Omnibus Incentive Plan of 2008 and (b)  100,000 Shares reserved for issuance under the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008;

•

Registration Statement No.  333-184569, filed on October 23, 2012, relating to the registration of 60,000 Shares reserved for issuance under the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008;

•

Registration Statement No.  333-199335, filed on October 15, 2014, relating to the registration of 125,000 Shares reserved for issuance under the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008; and

•

Registration Statement No.  333-240019, filed on July 23, 2020, relating to the registration of (a) 120,000 Shares reserved for issuance under the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 and (b) 2,700,000 Shares reserved for issuance under the Heritage-Crystal Clean, Inc. 2019 Incentive Award Plan.

On October 17, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 19, 2023, by and among the Registrant, JFL-Tiger Acquisition Co., Inc., a Delaware corporation (“Parent”), and JFL-Tiger Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on this 17th day of October, 2023.

HERITAGE-CRYSTAL CLEAN, INC.

By:	/s/ Mark DeVita
Name: Title:	Mark DeVita Executive Vice President and Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.